Offer to Exchange FY2012 Capacity Related Restricted Stock Units

Participant Overview Session

Thursday, October 22nd

2:00 p.m. (eastern)

Process overview

- FY2012 capacity goals required achievement of 1 GW of nameplate capacity by 2012 with gross margin at 40% or better.
- These goals are now inconsistent with the company's revised business strategy to reduce capacity.
- The company is providing an opportunity to exchange 2012 1GW performance related restricted stock units ("2012 RSUs") on a one-to-one basis for new time-based restricted stock units.
- Prior deferral elections of 2012 RSUs remain in force for those who previously elected to defer receipt of shares past the vesting date.
- Other equity (including those associated with the FY2010 300 MW capacity goal) are not included in this offer to exchange.
- You may exchange all or some of the 2012 RSUs. To confirm the number awarded to you, please see your award agreements or contact Laurie Nagbe in Human Resources.
- Participation is completely voluntary.
- To participate, a completed election form must be returned to Human Resources (c/o Laurie Nagbe, Manager, Performance Management & Remuneration by **no later than midnight on November 10 ,2009**. Election forms may be submitted in person, by mail or fax (248) 844-2260.

Process overview (cont'd)

- You may withdraw your offer to exchange at any time before midnight on November 10, 2009.

<u>Grant Date and vesting of the new RSUs</u>

- We expect that we will grant the new RSUs on the replacement grant date, November 12, 2009, and you will receive your new RSUs promptly thereafter.
- Vesting of the new RSUs is 3 years from the date of grant.
- Participants will vest 100% in the new RSUs pending their continued employment with the Company through the vesting date.
- Award agreements for the new RSUs will be mailed to participant's homes the week of November 16th.

Questions regarding the exchange process may be directed to:

Laurie Nagbe

Ph: (248) 299-6015

lnagbe@ovonic.com